Exhibit 99.1

Disposal of Casino stake in Éxito Group

Paris, 11 December 2023

Following the previous communication on 16 October 2023 regarding the disposal by Casino Group of its total equity interest in Almacenes Éxito S.A. (“Éxito Group”) to Grupo Calleja (“the Buyer”), the Casino group announces that the Buyer published in the Colombian newspaper El Colombiano, on 10 December 2023, the first notice of the Tender Offer to be launched in Colombia (the “Colombian TO”) in connection with the Buyer’s plan to acquire up to 100% of the outstanding shares of Éxito Group (including shares represented by American Depositary Shares and Brazilian Depositary Receipts), subject to a minimum condition to acquire at least 51% of the outstanding shares of Éxito Group (including shares represented by American Depositary Shares and Brazilian Depositary Receipts) (the “Transaction”).

In accordance with the information published by the Buyer, the Colombian TO will be open from 18 December 2023 to 19 January 2024 and the settlement will occur on the thirdd business day after the allocation of the Colombian TO by the Colombian stock exchange, at the end of January 2024.

As previously disclosed, the Casino group expects that the Buyer will also launch a tender offer in the United States (the “U.S. TO”) as part of the Transaction. As of the date hereof, the U.S. TO has not yet commenced, and the Buyer has not yet disclosed the dates during which the U.S. TO will remain open.

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This communication is for informational purposes only under the current applicable laws and regulations, and is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This communication contains forward-looking statements related to a pre-agreement for the purchase of and the proposed tender offer for shares of Éxito Group. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on Casino Group’s expectations as of the date they were first made and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, the outcome and timing of regulatory reviews and the timing of the launch and completion of the tender offer. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless as otherwise stated or required by applicable law, Casino Group undertakes no obligation and does not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

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Monday 11 December 2023 ▪ 1

ANALYSTS AND INVESTORS CONTACTS

Christopher WELTON - cwelton.exterieur@groupe-casino.fr - Tel: +33 (0)1 53 65 64 17

or

IR_Casino@groupe-casino.fr - Tel: +33 (0)1 53 65 24 17

PRESS CONTACTS

Groupe Casino – Communications Director

Béatrice MANDINE – bmandine@groupe-casino.fr - Tel: + 33 (0)6 48 48 10 10

or

directiondelacommunication@groupe-casino.fr - Tel: + 33(0)1 53 65 24 78

Agence IMAGE 7

Karine Allouis - kallouis@image7.fr - Tel: +33 (0)6 11 59 23 26

Laurent Poinsot - lpoinsot@image7.fr - Tel: + 33(0)6 80 11 73 52

Franck Pasquier - fpasquier@image7.fr - Tel: + 33(0)6 73 62 57 99

Monday 11 December 2023 ▪ 2